LETTER OF INTENT
                                ----------------

PARTIES:          MINERA CONSTELACION (CONSTELACION)
                  AND MINERA MONTORO (MONTORO)


OBJECT:          "LOS VERDES" PROPERTY IN SONORA, MEXICO, COMPRISING 12 (TWELVE)
MINING CONCESSIONS (EXPLOITATION AND EXPLORATION), AS PER LIST IN ATTACHED SCHEDULE "A". ALL CONCESSIONS SHALL BE DULY UP-TO-DATE ON ALL OBLIGATIONS THROUGH CONTRACT DATE.

TERMS:
                  1. AN EXCLUSIVE 120 DAY OPTION PERIOD FOR THE DUE DILIGENCE FOR A CONSIDERATION OF US$25,000; DURING THIS PERIOD MONTORO SHALL ALSO APPROACH THE FINANCING REQUIREMENTS OF THE PROJECT. IF THE FINANCIAL INSTITUTIONS REQUEST ADDITIONAL OR CONFIRMATION DRILLING ON THE PROPERTY, THEN MONTORO SHALL REQUEST AND (CONSTELACION) SHALL GRANT AN EXTENSION OF AN ADDITIONAL 60 DAYS FOR THIS OPTION PERIOD.

                  2. AT THE END OF THE DUE DILIGENCE-EXCLUSIVE OPTION PERIOD, MONTORO MAY EXERCISE THE OPTION FOR A TOTAL PRICE OF US$5 MILLION DOLLARS TO BE PAID AS FOLLOWS: MONTORO WILL MADE A PAYMENT OF US$50,000 AS PART OF THE PURCHASE PRICE ON THE DATE OF FORMALIZATION OF THE PURCHASE BY A PUBLIC NOTARY.

                  3. THEREAFTER, A PAYMENT OF US$100,000 WILL BE MADE AS PART OF THE PURCHASE EVERY TWELVE MONTH PERIOD UNTIL THE PROPERTY IS PLACED INTO COMMERCIAL PRODUCTION.

                  4.  ONCE  IN  PRODUCTION,  MONTORO  WILL  PAY TO  CONSTELACION
         US$1,000,000 EVERY ANNIVERSARY FROM THE DATE OF PRODUCTION AS PART OF THE PURCHASE PRICE. HOWEVER THE FIRST MILLION DOLLAR PAYMENT AT THE FIRST YEAR AFTER PRODUCTION WILL BE REDUCED BY THE AMOUNTS ALREADY PAID AS PER THE PURCHASE PRICE. BUT IT CAN NOT BE LESS THAN US$750,000. IF DUE TO FORCE MAJEURE RELATED TO REASONABLE CAUSE SUCH AS THE SIGNIFICANT DROP IN THE METAL PRICE, MONTORO SHALL REQUEST AND CONSTELACION SHALL GRANT A NINETY DAY EXTENSION OF ANY OF THE ONE MILLION DOLLAR PAYMENTS WITH AN INTEREST RATE AT PRIME RATE INTEREST.

                  5. MONTORO SHALL KEEP CONSTELACION INFORMED BY QUARTERLY PROGRESS REPORTS TO BE DELIVERED NO LATER THAN 45 DAYS AFTER THE END OF THE QUARTER. MONTORO SHALL WELCOME THE PRESENCE OF CONSTELACION-COMINCO REPRESENTATIVES ON THE PROPERTY AT ANY TIME AS MUTUALLY AGREED UPON 10 DAYS IN ADVANCE.

                  6. MONTORO SHALL KEEP ALL CONCESSIONS DULY CURRENT ON ALL OF THE LEGAL OBLIGATIONS FROM THE DATE OF THE SIGNATURE OF THE CONTRACT.

                  7. TRANSFER OF TITLE OF THE CONCESSIONS SHALL BE EFFECTIVE AT THE MOMENT OF THE PAYMENT MENTIONED IN THE SECTION LABELED "TERMS 2" FOR THE PURPOSE OF FACILITATING THE FINANCING OF THE PROJECT. HOWEVER, MONTORO SHALL MAINTAIN ALL 12 CONCESSIONS UNENCUMBERED AND FREE OF ANY LIEN AS A GUARANTEE TO CONSTELACION FOR EACH AND EVERY ONE OF THE PAYMENTS.

                  8. CONSTELACION AGREES TO AN AREA OF INTEREST OF 2,500 METERS IN RADIUS FROM THE PORTAL OF THE "LOS VERDES" ADIT. WITHIN THIS AREA OF INTEREST, CONSTELACION GIVES MONTORO THE EXCLUSIVE RIGHT TO OBTAIN MINING CONCESSIONS. IF MONTORO DOES NOT EXERCISE THE OPTION, THESE CONCESSIONS SHALL ALSO BE RETURNED TO CONSTELACION.

                  9. IF MONTORO DOES NOT EXERCISE THE OPTION OR DOES NOT PAY ANY OF THE PAYMENTS OF THE FULL PURCHASE PRICE, IT SHALL DELIVER ALL THE TECHNICAL DATA TO CONSTELACION. IN THIS CASE CONSTELACION WILL AUTOMATICALLY ACQUIRE A 90 DAY OPTION TO BUY BACK THE CONCESSIONS FOR AN AMOUNT OF US $100.


SIGNED ON THIS GUADALAJARA, JAL. DAY OF JUN 3 OF 1997.


MINERA CONSTELACION, S.A. DE C.V.                 MINERA MONTORO S.A. DE C.V.

         /S/                                               /S/
ING. OSCAR SANSORES BOLIVAR                       ING. JORGE E. ORDONEZ CORTES

                                    ANEXO "A"

                           PROYECTO LOS VERDES, SONORA

                                  LOTES MINEROS

CONCESION                                      NUMERO                           HECTAREAS
---------                                      ------                           ---------
BACANORA                                      T-168625                           238.9685

BACANORA TRES                                 T-194437                           12

LOS VERDES                                    T-168566                           14

BUENA VISTA                                   T-168569                           21

PIEDRAS AZULES                                T-178925                           132.7287

CONTINUACION BUENA VISTA                      T-168574                           30

LA NUEVA CRUZ DE SAN NICOLAS                  T-168573                           81

LA FRONTERA                                   T-168575                           15

DOS PICACHOS                                  T-168621                           31

LA BUFITA                                     T-193491                           10

LA VERDE                                      T-168576                           9

AMPLIACION LOS VERDES                         E-18087                            ---

TOTAL 12 LOTES MINEROS                                                           594.6972


PENDIENTE POR REDENUNCIAR-TERRENO ANTERIORMENTE AMPARADO POR:
BACANORA DOS E-16175